Exhibit 10.22

CYOPTICS, INC.
SENIOR EXECUTIVE INCENTIVE BONUS PLAN

1.                                       Purpose

This Senior Executive Incentive Bonus Plan (the “Incentive Plan”) is intended to provide an incentive for superior work and to motivate eligible executives of CyOptics, Inc. (the “Company”) and its subsidiaries toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives.  The Incentive Plan is for the benefit of Covered Executives (as defined below).

2.                                       Covered Executives

From time to time, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) may select certain key executives (the “Covered Executives”) to be eligible to receive bonuses hereunder.

3.                                       Administration

The Compensation Committee shall have the sole discretion and authority to administer and interpret the Incentive Plan.  In administering the Incentive Plan, the Compensation Committee may either make all final determinations and/or make recommendations to the full Board of Directors for final approval.

4.                                       Bonus Determinations

(a)           A Covered Executive may receive a bonus payment under the Incentive Plan based upon the attainment of one or more performance objectives which are established by the Compensation Committee and relate to financial and operational metrics with respect to the Company or any of its subsidiaries (the “Corporate Performance Goals”), including, but not limited to, the following:

cash flow (including, but not limited to, operating cash flow, free cash flow and end of period cash flow),

revenue,

corporate revenue,

earnings before interest, taxes, depreciation and amortization,

net income (loss) (either before or after interest, taxes, depreciation and/or amortization),

changes in the market price of the Company’s common stock,

economic value-added,

acquisitions or strategic transactions,

operating income (loss),

return on capital, assets, equity, or investment,

stockholder returns,

return on sales,

gross or net profit levels,

productivity,

expense,

margins,

operating efficiency,

customer satisfaction,

working capital,

earnings (loss) per share of the Company’s common stock,

sales or market shares,

number of customers,

customer renewals,

internal rate of return,

new product development,

new product invention or innovation, and

overhead or other expense reduction,

any of which may be (A) measured in absolute terms or compared to any incremental increase, (B) measured in terms of growth, (C) compared to another company or companies or to results of a peer group, (D) measured against the market as a whole and/or according to applicable market indices, (E) measured against the performance of the Company as a whole or a segment of the Company and/or (F) measured on a pre-tax or post-tax basis (if applicable). Further, any Corporate Performance Goals may be used to measure the performance of the Company as a whole or a business unit or other segment of the Company, or one or more product lines or specific markets and may be measured relative to a peer group or index.  The Corporate Performance Goals may differ from Covered Executive to Covered Executive.  Each Corporate

Performance Goal may have a “minimum” hurdle, a “target” (100 percent attainment of the Corporate Performance Goal) and a “maximum.”

At the beginning of each applicable performance period, the Compensation Committee will determine whether any significant element(s) will be included in or excluded from the calculation of any Corporate Performance Goal with respect to any Covered Executive.  In all other respects, Corporate Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Compensation Committee at the beginning of the performance period and which is consistently applied with respect to a Corporate Performance Goal in the relevant performance period.

(b)           Except as otherwise set forth in this Section 4(b):  (i) any bonuses paid to Covered Executives under the Incentive Plan shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more performance targets relating to the Corporate Performance Goals, (ii) bonus formulas for Covered Executives shall be adopted in each performance period by the Compensation Committee and communicated to each Covered Executive at the beginning of each performance period and (iii) no bonuses shall be paid to Covered Executives unless and until the Compensation Committee makes a determination with respect to the attainment of the performance objectives.  Notwithstanding the foregoing, the Company may adjust bonuses payable under the Incentive Plan based on achievement of one or more individual performance objectives or pay bonuses (including, without limitation, discretionary bonuses) to Covered Executives under the Incentive Plan based upon such other terms and conditions as the Compensation Committee may in its discretion determine.

(c)           The Compensation Committee shall establish a target bonus opportunity for each Covered Executive for each performance period.  For each Covered Executive, the Compensation Committee shall have the authority to apportion the target award so that a portion of the target award shall be tied to attainment of corporate performance objectives and a portion of the target award shall be tied to attainment of individual performance objectives.

(d)           Subject to the rights contained in any agreement between the Covered Executive and the Company, the payment of a bonus to a Covered Executive with respect to a performance period shall be conditioned upon the Covered Executive’s employment by the Company on the last day of the performance period.

5.                                       Timing of Payment

(a)           With respect to Corporate Performance Goals established and measured on a basis more frequently than annually (e.g., quarterly or semi-annually), the Corporate Performance Goals will be measured at the end of each performance period after the Company’s unaudited financial reports with respect to such quarter(s) have been published.  If the Corporate Performance Goals and or individual goals for such period are met, payments will be made as soon as practicable following the end of such period, but not later than March 15 of the subsequent fiscal year.  For the avoidance of doubt, bonuses earned at any time in year 1 must be paid by March 15 of year 2.

(b)           With respect to Corporate Performance Goals established and measured on an annual basis, the Corporate Performance Goals will be measured at the end of each fiscal year after the Company’s financial reports have been published.  If the Corporate Performance Goals and or individual goals for any fiscal year are met, payments will be made as soon as practicable, but not later than March 15 of the subsequent fiscal year.  For the avoidance of doubt, bonuses for year 1 must be paid by March 15 of year 2.

6.                                       Amendment and Termination

The Company reserves the right to amend or terminate the Incentive Plan at any time in its sole discretion.